                                                                     Exhibit 4.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                                    ALG, INC.

     FIRST: The name of the Corporation is ALG, Inc.

     SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is three thousand (3,000) shares of Common Stock with a par value of one cent ($.01) per share.

     FIFTH: The affirmative vote or consent of the holders of greater than Fifty Percent (50%) of the outstanding Common Stock of the Corporation shall be necessary to approve any action to be taken by the stockholders of the Corporation.

     SIXTH: The names and addresses of the persons who shall serve as Directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified are as follows:

NAME                      MAILING ADDRESS

Clifford J. Christenson   Shrewsbury Executive Center
                          1040 Broad Street, Suite 302
                          Shrewsbury, NJ 07702

Thomas M. Duff            Shrewsbury Executive Center
                          1040 Broad Street, Suite 302
                          Shrewsbury, NJ 07702

     SEVENTH: No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing clause shall not apply to any liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Laws of the State of Delaware, or (iv) for any transaction from which the Director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the time this Article became effective.

     EIGHTH: The name and mailing address of the Incorporator is as follows:

NAME                       MAILING ADDRESS

Laura N. Wilkinson, Esq.   2700 Hospital Trust Tower
                           Providence, RI 02903

     NINTH: The Corporation is to have perpetual existence.

     TENTH: Elections of Directors need not be by written ballot unless the By-laws of the Corporation so provide.

     ELEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.

     TWELFTH: The Corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware.

     THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

     FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of February, 1993.


                                        ----------------------------------------
                                        Laura N. Wilkinson, Esq.


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